Exhibit 99.1

Contacts:	Roy I. Lamoreaux Manager, Investor Relations 713/646-4222 — 800/564-3036	Al P. Swanson Senior Vice President & CFO 713/646-4455 — 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline Announces
Public Offering of Senior Notes
(Houston — July 20, 2009) Plains All American Pipeline, L.P. (NYSE: PAA) today announced that it has commenced a public offering of senior notes. The Partnership intends to use the net proceeds from the offering to supplement the capital available under its existing hedged inventory facility to fund working capital needs associated with base levels of routine foreign crude oil import and for seasonal LPG inventory requirements. The hedged inventory facility matures in November 2009 and is generally renewed annually. Excess net proceeds, if any, will be used for general partnership purposes, including reductions in outstanding borrowings under its credit facilities.
     J.P. Morgan, BNP PARIBAS and Wells Fargo Securities will act as book-running managers of the offering. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:
J.P. Morgan Securities Inc.
Attn: High Grade Syndicate Desk
270 Park Avenue
New York, New York 10017
BNP Paribas Securities Corp.
Debt Syndicate Desk
787 Seventh Avenue
New York, New York 10019
Wells Fargo Securities, LLC
Customer Information Center
Attn: Syndicate Operations
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262-0675
     The senior notes will be offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership’s filings with the Securities and Exchange Commission.
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% indirect ownership in PAA Natural Gas Storage, LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
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